BRS, Inc.
P.O. Box 1104	1130 Major Ave.
Broomfield, CO 80038-1104	Riverton, WY 82501
E-Mail: brs@brsengineering.com	E-mail: brs@brsengineering.com
303 410-6781 Fax: 303 464-1865	307 857-3079 Fax: 307 857-3080

CONSENT OF DOUGLAS L. BEAHM

The undersigned hereby consents to:

(i)

the filing of the written disclosure (the “Technical Disclosure”) regarding (a) the technical report entitled “Sheep Mountain Uranium Project, Fremont County, Wyoming, USA, Updated Preliminary Feasibility Study, National Instrument 43- 101 Technical Report” dated April 13, 2012, (b) the “Juniper Ridge Uranium Project, Carbon County, Wyoming, USA Updated 43-101 Mineral Resource and Preliminary Economic Assessment Technical Report” dated January 27, 2014, (c) the technical report entitled “Nichols Ranch Uranium Project, 43-101 Technical Report, Preliminary Economic Assessment” dated February 28, 2015, (d) the “Arkose Uranium Project, Mineral Resource and Exploration Target, 43-101 Technical Report” dated February 28, 2015, and (e) the “Alta Mesa Uranium Project Technical Report, Mineral Resources and Exploration Target, National Instrument 43-101, Brooks and Jim Hogg Counties, Texas, USA” dated June 1, 2014, prepared on behalf of Mesteña Uranium LLC who provided BRS consent for release of this information, contained in the Annual Report on Form 10-K for the period ended December 31, 2015 (the “10-K”) of Energy Fuels Inc. (the “Company”) filed with the United States Securities and Exchange Commission (the “SEC”);

(ii)	the incorporation by reference of such Technical Disclosure in the 10-K into the Company’s Form S-3 Registration Statement being filed with the SEC, and any amendments thereto (the “S-3”); and

(iii)	the use of my name in the 10-K and the S-3.

/s/ Douglas L. Beahm
Douglas L. Beahm, P.E., P.G.

Date: April 15, 2016